ETF Opportunities Trust 485BPOS

Exhibit 99(h)(53)

SECOND AMENDMENT TO THE

FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS SECOND AMENDMENT effective as of the last date in the signature block (the “Effective Date”), to the Fund Sub-Administration Servicing Agreement dated as of August 13, 2024, as amended (the “Agreement”), is entered into by and between ETF OPPORTUNITIES TRUST, a Delaware statutory trust (the “Trust”), Commonwealth Fund Services, Inc, a Virginia corporation (the “Administrator”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to update Exhibit A to add the REX IncomeMax IBIT Strategy ETF;

WHEREAS, Section 11(E) of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced in its entirety with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

ETF OPPORTUNITIES TRUST		U.S. BANCORP FUND SERVICES, LLC

By:		By:
Name:	David A. Bogaert	Name:	Greg Farley
Title:	President	Title:	Sr. Vice President
Date:	October 8, 2024	Date:	10/22/24

Exhibit A to the

Fund Sub-Administration Servicing Agreement

Separate Series of ETF Opportunities Trust

Name of Series:

TappAlpha SPY Growth & Daily Income ETF

REX Crypto Equity Premium Income ETF

REX IncomeMax IBIT Strategy ETF

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